Neuberger Berman Real Estate Securities Income Fund Inc. Item 77Q2

Section 16(a) Beneficial Ownership Reporting Compliance

Sun Life Financial Inc. and Sun Life Assurance Company of Canada filed a Statement of Changes in Beneficial Ownership on Form 4 after the required time period for two transactions that occurred during the fiscal year ended October 31, 2017.